EXHIBIT 10

Material Contracts

As of the date of this prospectus, the Corporation is not party to any material contract outside the ordinary course of business, nor to any management contract or compensatory plan or arrangement with any director, officer, or employee, other than customary at-will employment offer letters and standard, non-material benefit programs. The Corporation maintains only routine, arm’s-length agreements typical for its operations—such as vendor and service agreements, non-disclosure agreements, and ordinary customer or partner arrangements—which are not, individually or in the aggregate, material to its business. Should the Corporation enter into any non-ordinary course, management, or compensatory arrangements in the future, it will disclose and, if required, file such agreements in accordance with applicable SEC rules.